Filed Pursuant to Rule 424(b)(3)

Registration Statement File No. 333-171134

PROSPECTUS SUPPLEMENT

(To the Prospectus dated March 18, 2011)

IDENTIVE GROUP, INC.

8,195,252 Shares of Common Stock

This prospectus supplement supplements the information contained in the Prospectus dated March 18, 2011, as supplemented to date, relating to the resale or other disposition of up to 8,195,252 shares of the common stock, par value $0.001 per share, of Identive Group, Inc. by the selling stockholders named in the Prospectus, certain of whom are our officers, directors and affiliates, together with any of their pledgees, donees, transferees or other successors-in-interest, from time to time. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders, but we will incur expenses in connection with the registration of these shares. We will, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

This prospectus supplement is filed for the purposes of including the information contained in the Current Report on Form 8-K of Identive Group, Inc., filed with the Securities and Exchange Commission on May 9, 2011.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 4 of the Prospectus and all other information included or incorporated therein by reference in its entirety before you decide whether to buy our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 9, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 9, 2011

Identive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900-B Carnegie Avenue, Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 250-8888

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 to Current Report on Form 8-K/A (the “Amendment”) amends Item 5.02 of the Current Report on Form 8-K filed by Identive Group, Inc. on March 9, 2011. This Amendment is being filed to report that the Board of Directors of Identive Group, Inc. designated committee assignments for the new director appointed on March 9, 2011.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2011, the Board of Directors (the “Board”) of Identive Group, Inc.) appointed Bernard Bailey to the Audit Committee of the Board, in lieu of Steven Humphreys, and to the Nominating Committee of the Board, in lieu of Simon Turner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.

May 9, 2011	By:	/s/ Melvin Denton-Thompson
Melvin Denton-Thompson
Chief Financial Officer and Corporate Secretary